Exhibit 1

AGREEMENT

The undersigned hereby consent to the joint filing by any of them of a statement on Schedule 13D and any amendments thereto, whether heretofore or hereafter filed, relating to the Common Stock, par value $0.01 per share of AEP Industries Inc., and hereby affirms that this Schedule 13D is being filed on behalf of the undersigned.

/s/ J. Brendan Barba
J. Brendan Barba

/s/ Soko Marie Angel
Soko Marie Angel

The Brendan Barba GRAT Number Nine

By:	Carolyn D. Vegliante, Trustee
By:	/s/ Carolyn D. Vegliante

By:	Lauren K. Powers, Trustee
By:	/s/ Lauren K. Powers

By:	Paul M. Feeney, Trustee
By:	/s/ Paul M. Feeney

2012 Paul Vegliante Children’s Trust

By:	Carolyn D. Vegliante, Trustee
By:	/s/ Carolyn D. Vegliante

By:	J. Brendan Barba, Trustee
By:	/s/ J. Brendan Barba

2012 Carolyn Vegliante Children’s Trust

By:	Paul C. Vegliante, Trustee
By:	/s/ Paul C. Vegliante

By:	J. Brendan Barba, Trustee
By:	/s/ J. Brendan Barba